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Exhibit 99.2

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Timber Company:

    We have audited the accompanying combined balance sheets of The Timber Company (as described in Note 1) as of December 30, 2000 and January 1, 2000 and the related combined statements of income, parent's equity (deficit), and cash flows for each of the three years in the period ended December 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Timber Company as of December 30, 2000 and January 1, 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 30, 2000 in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP Atlanta, Georgia
October 8, 2001

THE TIMBER COMPANY
COMBINED STATEMENTS OF CASH FLOWS

	Year Ended
	December 30, 2000	January 1, 2000	December 31, 1998
	(In millions)
Cash flows from operating activities
Net Income	$162	$398	$180
Adjustments to reconcile net income to cash provided by operations:
Depreciation and depletion	27	41	45
Other income	—	(355)	(24)
Deferred income taxes	29	131	6
Gain on disposal of assets, net	(78)	(51)	(17)
Change in other assets and other liabilities	32	(5)	11

Cash provided by operations	172	159	201

Cash flows from investing activities
Property, plant and equipment investments	(3)	(2)	(6)
Timber and timberlands purchases	(59)	(78)	(59)
Proceeds from sales of assets	364	124	64

Cash (used for) provided by investing activities	302	44	(1)

Cash flows from financing activities
Net cash returned to Georgia-Pacific Corporation	(144)	(190)	(212)
Additions to (repayments of) long-term debt	(330)	(13)	12

Cash used for financing activities	(474)	(203)	(200)

Increase in cash	—	—	—
Balance at beginning of period	—	—	—

Balance at end of period	$—	$—	$—

The accompanying notes are an integral part of these combined financial statements.

THE TIMBER COMPANY
COMBINED STATEMENTS OF INCOME

	Year Ended
	December 30, 2000	January 1, 2000	December 31, 1998
	(In millions, except per share amounts)
Net sales
Timber—Georgia-Pacific Group	$239	$323	416
Timber—unrelated parties
Delivered	38	43	53
Stumpage	96	131	52
Other	21	25	20

Total net sales	394	522	541

Costs and expense
Cost of sales, excluding depreciation and depletion	26	70	114
Depreciation and depletion	27	41	45
General and administrative	38	43	36
Interest	44	69	71
Other Income	—	(355)	(24)

Total costs and expenses	135	(132)	242

Income before income taxes and extraordinary item	259	654	299
Provision for income taxes	97	256	117

Income before extraordinary item	$162	$398	$182
Extraordinary item—loss from early retirement of debt, net of taxes	—	—	(2)

Net income	$162	$398	$180

Basic earnings per share:
Income before extraordinary item	$1.44	$3.53	$1.61

Extraordinary item, net of taxes	—	—	(.01)

Net income	$1.44	$3.53	$1.60

Diluted earnings per share:
Income before extraordinary item	$1.42	$3.49	$1.60

Extraordinary item, net of taxes	—	—	(.02)

Net income	$1.42	$3.49	$1.58

Basic shares outstanding	112.7	112.7	112.7

Diluted shares outstanding	113.9	113.9	113.9

The accompanying notes are an integral part of these combined financial statements.

THE TIMBER COMPANY
COMBINED BALANCE SHEETS

	December 30, 2000	January 1, 2000
	(In millions)
Assets
Timber and timberlands
Timberlands	$324	$318
Fee timber	531	523
Reforestation	301	259
Other	64	27

Total timber and timberlands	1,220	1,127

Property, plant and equipment, less accumulated depreciation
of $43 and $44, respectively	18	19
Note receivable	352	350
Other assets	29	25

Total assets	$1,619	$1,521

Liabilities and Parent's Equity
Debt	$640	$970
Other liabilities	428	47
Deferred income tax liabilities	406	377

Total liabilities	1,474	1,394

Commitments and contingencies
Parent's equity	145	127

Total liabilities and parent's equity	$1,619	$1,521

The accompanying notes are an integral part of these combined financial statements.

'

THE TIMBER COMPANY
COMBINED STATEMENTS OF PARENT'S EQUITY (DEFICIT)

	December 30, 2000	Year Ended January 1, 2000	December 31, 1998
	(In millions)
Parent's equity (deficit) balance, beginning of year	$127	$(81)	$(49)
Net income	162	398	180
Net cash returned to Georgia-Pacific Corporation	(144)	(190)	(212)

Parent's equity (deficit) balance, end of year	$145	$127	$(81)

The accompanying notes are an integral part of these combined financial statements.

THE TIMBER COMPANY
NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    GENERAL. On December 16, 1997, shareholders of Georgia-Pacific Corporation ("Georgia-Pacific") approved the creation of two classes of common stock intended to reflect separately the performance of Georgia-Pacific's manufacturing ("Georgia Pacific Group") and timber businesses ("The Timber Company") (the "Letter Stock Recapitalization"). Georgia-Pacific's Articles of Incorporation were amended and restated to, among other things, (i) create a new class of stock designated as Georgia-Pacific Corporation—Timber Group common stock, $0.80 par value per share and (ii) authorize the distribution of one share of The Timber Company stock for each outstanding share of Georgia Pacific.

    The Timber Company represents the businesses whose results have been separately tracked by Georgia-Pacific's Timber Company common stock and is engaged primarily in the growing and selling of timber on the approximately 4.7 million acres of timberlands that Georgia-Pacific owns or leases. In 2000, these timberlands supplied approximately 14% of the overall timber requirements of Georgia-Pacific's manufacturing facilities.

    BASIS OF PRESENTATION. The financial statements of The Timber Company have been prepared on a basis that management believes to be reasonable and appropriate and include (i) the historical balance sheets, results of operations and cash flows for The Timber Company, with all significant intercompany transactions and balances eliminated; and (ii) assets and liabilities of Georgia-Pacific and related transactions identified with The Timber Company, including allocated portions of Georgia-Pacific's debt and general and administrative expenses.

    The Timber Company's combined financial statements reflect the application of the management and allocation policies adopted by the Board of Directors of Georgia-Pacific to various corporate activities, as described below.

    MERGERS. On July 18, 2000, Georgia-Pacific signed a definitive agreement, as amended on June 12, 2001, to merge The Timber Company with and into Plum Creek Timber Company, Inc. ("Plum Creek"). On August 15, 2001, shareholders of both The Timber Company and Plum Creek approved the mergers. Prior to the mergers, the assets and liabilities of The Timber Company were held by six wholly owned subsidiaries (the "Subsidiaries") of Georgia-Pacific. On October 5, 2001, Georgia-Pacific redeemed all of the outstanding shares of Timber Company common stock. In connection with the redemption, each outstanding share of Timber Company common stock was exchanged for one unit (a "Unit"), which represented one outstanding share of common stock of each of the Subsidiaries. On October 6, 2001, the Subsidiaries were merged into Plum Creek and the holders of the Units received 1.37 shares of Plum Creek stock for each Unit.

    In connection with the mergers, Plum Creek assumed a 10-year wood supply agreement between Georgia-Pacific Group and The Timber Company. Also in connection with the mergers, the Georgia-Pacific debt attributed to The Timber Company was replaced by Plum Creek with third party debt.

    FINANCIAL ACTIVITIES. At June 30, 1997, $1.0 billion of Georgia-Pacific's total debt was allocated to The Timber Company for financial statement purposes. Georgia-Pacific's debt was allocated to The Timber Company based upon a number of factors including expected future cash flows, volatility of earnings, and the ability to pay debt service. In addition, Georgia-Pacific considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity, as a means of ensuring that each group could continue to pay debt service during a business downcycle. The Timber Company's debt increases or decreases by the amount of any net cash generated by, or required to fund, its operating activities, investing activities, and financing activities. Management believes that such allocation is equitable and reasonable.

    Interest is charged to The Timber Company in proportion to the respective amount of its debt at a rate equal to the weighted average interest rate of Georgia-Pacific's debt calculated on a quarterly basis. Georgia-Pacific's management believes that this method of allocation of the cost of debt is equitable and provides a reasonable estimate of the cost attributable to the groups. Changes in the cost of Georgia-Pacific's debt are reflected in adjustments to the weighted average interest cost of such debt.

    ALLOCATION OF SHARED SERVICES. A portion of Georgia-Pacific's shared general and administrative expenses (such as executive management, human resources, legal, accounting and auditing, tax, treasury, strategic planning and information systems support) has been allocated to The Timber Company based upon identification of such services specifically used by The Timber Company. Where determinations based on specific usage alone have been impracticable, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to The Timber Company. These methods consisted of allocating costs based on (i) number of employees of each group, (ii) percentage of office space and (iii) estimated percentage of staff time utilized. The total of these allocations was $3 million, $3 million and $4 million in 2000, 1999 and 1998, respectively. It is not practicable to provide a detailed estimate of the expenses that would be recognized if The Timber Company were a separate legal entity.

    ALLOCATION OF EMPLOYEE BENEFITS. A portion of Georgia-Pacific's employee benefit costs, including pension and post-retirement health care and life insurance benefits, has been allocated to The Timber Company. The Timber Company's pension cost related to its participation in Georgia-Pacific's noncontributory defined benefit pension plan, and other employee benefit costs related to its participation in Georgia-Pacific's postretirement health care and life insurance benefit plans, are actuarially determined based on the number of its employees and an allocable share of the plan assets and are calculated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 87, "Employers' Accounting for Pensions," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," respectively. Georgia-Pacific's management believes such method of allocation is equitable and provides a reasonable estimate of the costs attributable to The Timber Company.

    Since plan assets are not segregated into separate accounts or restricted to providing benefits to employees of The Timber Company, assets of Georgia-Pacific's employee benefit plans may be used to provide benefits to all employees of Georgia-Pacific. Plan assets have been allocated to The Timber Company based on the percentage of its projected benefit obligation to the plans' total projected benefit obligations.

    ALLOCATION OF FEDERAL AND STATE INCOME TAXES. The Federal income taxes of Georgia-Pacific and the subsidiaries that own assets allocated to The Timber Company are determined on a consolidated basis. Consolidated federal income tax provisions and related tax payments or refunds are allocated to The Timber Company based principally on the taxable income and tax credits directly attributable to it. Such allocations reflect The Timber Company's contribution (positive or negative) to Georgia-Pacific's consolidated federal taxable income and the consolidated federal tax liability and tax credit position. Tax benefits, if any, generated by The Timber Company that cannot be used by The Timber Company, but can be used on a consolidated basis, are credited to The Timber Company. Had The Timber Company filed separate tax returns, the provision for income taxes and net income for The Timber Company would not have differed significantly from the amounts reported on its statements of income for the years ended December 30, 2000, January 1, 2000 and December 31,

1998. However, the amounts of current and deferred taxes and taxes payable or refundable allocated to The Timber Company on the historical financial statements may differ from those that would have been allocated had The Timber Company filed separate income tax returns.

    Depending on the tax laws of the respective jurisdictions, state and local income taxes are calculated on either a consolidated or combined basis or on a separate corporation basis. State income tax provisions and related tax payments or refunds determined on a consolidated or combined basis are allocated to The Timber Company based on its contribution to such consolidated or combined state taxable incomes. State and local income tax provisions and related tax payments that are determined on a separate corporation basis are allocated to The Timber Company in a manner designed to reflect the contributions of The Timber Company to Georgia-Pacific's separate state or local taxable income.

    REVENUE RECOGNITION. Timber sales are recognized when legal ownership and the risk of loss passes to the purchaser and the quantity sold is determinable. This occurs when a purchaser acquires stumpage or standing timber, or when a purchaser receives logs on a delivered sale agreement. There are two types of stumpage agreements. A timber deed agreement is one in which the purchaser takes title to all timber on a tract of land. When title passes, revenue is recognized for the full value of all timber on the tract. A cutting contract agreement is one in which the purchaser acquires the right to harvest all stumpage on a tract at an agreed-to price per unit for all products on the tract. The sale, and any related advances, is recognized as the purchaser harvests the timber on the tract. For delivered sales, the risk of loss passes when the timber is delivered to the customer. Revenues are determined by multiplying actual harvest volumes by contractually agreed-upon prices negotiated with the purchasers, including the Georgia-Pacific Group, the manufacturing entity of Georgia-Pacific. Other sales are recognized when earned.

    EARNINGS PER SHARE. On October 5, 2001, Georgia-Pacific redeemed all of the outstanding shares of Timber Company common stock, or 82.3 million shares. In connection with the redemption, each outstanding share of Timber Company common stock was exchanged for one Unit. On October 6, 2001, holders of the Units received 1.37 shares of Plum Creek common stock for each Unit, or an aggregate of 112.7 million shares. Therefore, 112.7 million outstanding shares have been applied retroactively in computing basic earnings per share for all prior periods. Dilitive earning per share include the dilutive effect of 3.8 million outstanding options using the treasury stock method at exercise prices ranging from $15.29 to $18.34 per share.

    TIMBER AND TIMBERLANDS. The Timber Company capitalizes timber and timberland purchases and reforestation costs. The cost of timber harvested is based on the volume of timber harvested, the capitalized cost and the total timber volume estimated to be available over the growth cycle. Timber carrying costs are expensed as incurred.

    Gains or losses on sales of timberlands are reflected in "Cost of sales" on the accompanying statements of income. During 2000, 1999 and 1998, The Timber Company recognized net gains on sales of timberlands of $78 million, $51 million and $17 million, respectively, that are reflected as a reduction of "Cost of sales." Occasionally, The Timber Company sells entire basins or large tracts of timberlands in non-strategic areas. Gains or losses from these major divestitures, which are generally greater than $20 million for a single transaction, are reflected as "Other income".

    The Timber Company enters into tax-free exchange transactions to acquire and sell assets, principally timberlands. During 2000, 1999 and 1998, The Timber Company acquired assets totaling $32 million, $33 million and $4 million, respectively, under tax-free exchange transactions. Also during 2000, 1999 and 1998, The Timber Company disposed of assets for consideration of $76 million,

$35 million and $13 million, respectively, under tax-free exchange transactions. These transactions are treated as noncash exchanges for purposes of preparing the accompanying statements of cash flows.

    PROPERTY, PLANT AND EQUIPMENT. Forestry-related property, plant and equipment are recorded at cost. Lease obligations for which The Timber Company assumes or retains substantially all the property rights and risks of ownership are capitalized. Replacements of major units of property are capitalized, and the replaced properties are retired. Replacements of minor components of property, and repair and maintenance costs, are charged to expense as incurred.

    Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Useful lives are 25 years for land improvements, 20 to 45 years for buildings, and 3 to 20 years for machinery and equipment. Upon retirement or disposition of assets, cost and accumulated depreciation are removed from the related accounts and any gain or loss is included in income.

    INVESTMENT IN REAL ESTATE HELD FOR DEVELOPMENT AND SALE. The Timber Company divested its real estate development properties located in South Carolina and Florida in the first quarter of 1998. As a result, The Timber Company is no longer engaged in real estate development activities. Real estate held for development and sale was stated at the lower of cost or net realizable value, and included direct costs of land and land development and indirect costs, including amenities, less amounts charged to cost of sales. These costs were allocated to individual lots or acreage sold based on relative sales value. Direct costs were allocated on a specific neighborhood basis, while indirect costs were allocated over the projects. The Timber Company recognized sales of retail homesites developed when all conditions, as set forth in SFAS No. 66, "Accounting for Sales of Real Estate," had occurred.

    FINANCIAL INSTRUMENTS. The carrying amount of The Timber Company's Note receivable and Debt approximates fair value.

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

    ACCOUNTING STANDARDS CHANGE. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on its balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Timber Company will be required to adopt SFAS No. 133 in 2001. Management has evaluated the effect of this statement on The Timber Company's derivative instrument, a rate collar swap transaction. The impact of such adjustment to fair value will not be material to The Timber Company's operations.

    CHANGE IN FISCAL YEAR. In April 1999, The Timber Company determined to change its fiscal year from December 31 to end on the Saturday closest to December 31. Additionally, The Timber Company reports its quarterly periods on a 13-week basis ending on a Saturday. The impact of one additional day on the year ended January 1, 2000 was not material. There was no transition period on which to report.

    RECLASSIFICATIONS. Certain 1999 and 1998 amounts have been reclassified to conform with the 2000 presentation.

NOTE 2. FACTORS AFFECTING THE TIMBER COMPANY'S BUSINESS

    FACTORS AFFECTING SUPPLY AND DEMAND. The results of operations of The Timber Company are and will continue to be affected by cyclical supply and demand factors related to the forest products industry. The supply of timber is significantly affected by land use management policies of the U.S. government, which in recent years have limited, and are likely to continue to limit, the amount of timber offered for sale by certain U.S. government agencies. Such government agencies historically have been major suppliers of timber to the U.S. forest products industry, but timber sales by such government agencies currently are at historically low levels. Any reversal of government land use management policies that substantially increases sales of timber by U.S. government agencies could significantly reduce prices for logs, lumber and other forest products. The demand for logs and manufactured wood products also has been, and in the future can be expected to be, subject to cyclical fluctuations. Such demand is primarily affected by the level of housing starts, repair and remodeling activity, industrial wood product use, competition from nonwood products, and the demand for pulp and paper products. These factors are subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions, competitive pressures and other factors. Any decrease in the level of industry demand for logs and wood products generally can be expected to result in lower net sales, operating income and cash flow of The Timber Company.

    HARVESTING LIMITATIONS. Net sales, operating income and cash flow of The Timber Company are dependent, to a significant extent, on the continued ability of purchasers of standing timber and, to a lesser extent, of The Timber Company to harvest timber at adequate levels. Weather conditions, timber growth cycles, access limitations and regulatory requirements associated with the protection of wildlife and water resources may restrict harvesting of The Timber Company's timberlands. From time to time, proposals have been made in state legislatures that would regulate the level of timber harvesting. Timber harvests also may be affected by various natural factors, including damage by fire, insect infestation, disease, prolonged drought, severe weather conditions and other causes. The effects of such natural disasters may be particularly damaging to young timber. Although damage from such natural causes usually is localized and affects only a limited percentage of the timber, there can be no assurance that any damage affecting The Timber Company's timberlands will in fact be so limited. Consistent with industry practice, The Timber Company does not maintain insurance coverage with respect to damage to its timberlands. Any of the above factors that materially limits the ability of purchasers or The Timber Company to harvest timber could have a significant adverse impact on the net sales, operating income and cash flow of The Timber Company.

    COMMITTED PRODUCT PURCHASES BY THE GEORGIA-PACIFIC GROUP; POSSIBLE INABILITY TO DEVELOP NEW MARKETS. During 2000, The Timber Company derived approximately 61% of its net sales from sales of timber directly to the Georgia-Pacific Group. For a description of the terms of sales of timber by The Timber Company to the Georgia-Pacific Group, see Note 10 of the Notes to Combined Financial Statements. While management of The Timber Company believes that there is significant demand for The Timber Company's timber products from users other than the Georgia-Pacific Group, no assurance can be given that such demand will be equivalent to The Timber Company's planned annual harvests. Any excess supply of timber that results from the inability of The Timber Company to sell its products to users other than the Georgia-Pacific Group could result in lower prices for The Timber Company's products, which could have a material adverse effect on the net sales, operating income and cash flow of The Timber Company.

    ENVIRONMENTAL REGULATION. The Timber Company is subject to extensive and changing federal, state and local environmental laws and regulations, the provisions and enforcement of which are expected to become more stringent in the future. The Timber Company's operations generate air emissions, discharge wastewater and stormwater, and generate and dispose of both hazardous and nonhazardous wastes. The Timber Company is subject to regulation under the Endangered Species Act

(the "ESA"), the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Federal Insecticide, Fungicide and Rodenticide Act, as well as similar state laws and regulations. Violations of various statutory and regulatory programs that apply to The Timber Company's operations can result in civil penalties, remediation expenses, natural resource damages, potential injunctions, cease and desist orders, and criminal penalties. Some environmental statutes impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. There can be no assurance that such laws or future legislation or administrative or judicial action with respect to protection of the environment will not adversely affect The Timber Company.

    The ESA and counterpart state legislation protect species threatened with possible extinction. A number of species indigenous to The Timber Company's timberlands have been and in the future may be protected under these laws, including the northern spotted owl, marbled murrelet, gray wolf, grizzly bear, bald eagle, red-cockaded woodpecker, coho salmon and various other species. Protection of endangered and threatened species may include restrictions on timber harvesting, road building and other silvicultural activities on private, federal and state land containing the affected species.

    The U.S. Environmental Protection Agency has proposed regulations under its Total Maximum Daily Load ("TMDL") and National Pollutant Discharge Elimination System ("NPDES") programs under the Clean Water Act that could redefine certain silvicultural activities as point sources of pollution. These proposals, if enacted as currently written, have the potential to negatively impact forest management activities in certain areas.

    POTENTIAL ACQUISITION RISKS. The Timber Company intends to pursue acquisitions as part of its strategy in order to increase cash flow and returns to its shareholders. There can be no guarantee, however, that The Timber Company will be able to identify any timberlands for acquisition on terms that are economically feasible. Additionally, any acquisition strategy involves numerous risks, including difficulties inherent in the integration of systems, operations and personnel, diversion of management attention away from other business concerns and the need to potentially secure additional financing to consummate such acquisitions.

NOTE 3. DIVESTITURES

    During the second quarter of 1999, The Timber Company sold approximately 390,000 acres of timberlands in New Brunswick, Canada, and approximately 440,000 acres of timberlands in Maine for approximately $92 million and recognized a pretax gain of $84 million ($50 million after taxes). The amount is reflected in "Other income" on the accompanying statements of income. In conjunction with the sale of its Maine timberlands, Georgia-Pacific received notes from the purchaser in the amount of $51 million. In November 1999, Georgia-Pacific monetized these notes through the issuance of notes payable in a private placement. The proceeds of this transaction were credited to The Timber Company through a reduction of its allocated debt.

    In December 1999, The Timber Company sold approximately 194,000 acres of redwood and Douglas-fir timberlands in Northern California for a purchase price of approximately $397 million and recognized a pretax gain of $271 million ($165 million after taxes). The amount is reflected in "Other income" on the accompanying statements of income. In conjunction with the sale of its California timberlands, The Timber Company received notes from the purchaser with an estimated fair value of $350 million. These notes are fully secured by a standby letter of credit with an unaffiliated third-party financial institution. In October 2000, Georgia-Pacific monetized these notes through the issuance of commercial paper secured by the notes. The net proceeds of $342 million from this monetization were used to reduce debt allocated to The Timber Company. The commercial paper is classified as "Other liabilities" on the accompanying balance sheet at December 30, 2000.

    In March 1998, The Timber Company sold its real estate development properties located in South Carolina and Florida for $18 million in cash, resulting in a pretax gain of approximately $1 million.

    In December 1998, The Timber Company completed the sale of approximately 61,000 acres of timberlands located in West Virginia. This sale resulted in a pretax gain of $24 million ($14 million after taxes). The amount is reflected in "Other income" on the accompanying statements of income.

NOTE 4. INDEBTEDNESS

    At June 30, 1997, $1.0 billion of Georgia-Pacific's total debt was allocated to The Timber Company for financial statement purposes. Georgia-Pacific's debt was allocated to The Timber Company based upon a number of factors including expected future cash flows, volatility of earnings, and the ability to pay debt service and dividends. In addition, Georgia-Pacific considered certain measures of creditworthiness, such as coverage ratios and various tests of liquidity, as a means of ensuring that each group could continue to pay debt service during a business downcycle. Georgia-Pacific believes that such allocation is equitable and reasonable.

    At December 30, 2000 and January 1, 2000, $640 million and $970 million, respectively, of Georgia-Pacific's debt was allocated to The Timber Company. Georgia-Pacific has not allocated any debt securities or instruments to The Timber Company. Interest is charged to The Timber Company in proportion to the respective amount of its debt at a rate equal to the weighted average interest rate of Georgia-Pacific's debt calculated on a quarterly basis and was 7.6%, 7.2% and 7.2% in 2000, 1999 and 1998, respectively.

    During 1998, Georgia-Pacific recorded an after-tax loss of approximately $14 million related to the early redemption of debentures. Of this extraordinary loss, $2 million was allocated to The Timber Company.

    Because The Timber Company's debt is an allocated amount, there is no scheduled maturity. Georgia-Pacific does not expect repayment of The Timber Company debt on a schedule substantially different from its own scheduled debt maturity. The scheduled maturities of Georgia-Pacific's long-term debt for the next five years are as follows: 2% in 2001, 36% in 2002, 5% in 2003, 5% in 2004 and 16% in 2005.

NOTE 5. INCOME TAXES

    The provision for income taxes includes The Timber Company's allocated portion of income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. The Timber Company's provision for income taxes consists of the following:

	December 30, 2000	January 1, 2000	December 31, 1998
	(In millions)
Federal income taxes:
Current	$61	$105	$95
Deferred	27	111	6
State Income taxes:
Current	6	20	16
Deferred	3	20	—

Provision for income taxes	$97	$256	$117

    The federal statutory income tax rate was 35%. The Timber Company's provision for income taxes is reconciled to the federal statutory rate as follows:

	December 30, 2000	January 1, 2000	December 31, 1998
	(In millions)
Provision for income taxes computed at the federal statutory tax rate	$91	$229	$105
State income taxes, net of federal benefit	6	27	12

Provision for income taxes	$97	$256	$117

    The components of The Timber Company's net deferred income tax liabilities are as follows:

	December 30, 2000	January 1, 2000
	(In millions)
Deferred income tax assets:
Other accruals and reserves	$1	$1
Valuation allowance	—	—

	1	1

Deferred income tax liabilities:
Machinery and equipment	(5)	(5)
Timber and timberlands	(402)	(373)

	(407)	(378)

Deferred income tax liabilities, net	$(406)	$(377)

NOTE 6. RETIREMENT PLANS

    Defined Benefit Pension Plans.  Most of The Timber Company's employees participate in noncontributory defined benefit pension plans. These include plans that are administered solely by Georgia-Pacific. Georgia-Pacific's funding policy for solely administered plans is based on actuarial calculations and the applicable requirements of federal law.

    Benefits under the majority of plans for hourly employees are primarily related to years of service. Georgia-Pacific has separate plans for salaried employees and officers under which benefits are primarily related to compensation and years of service. The officers' plan is not funded and is nonqualified for federal income tax purposes.

    Plan assets consist principally of common stocks, bonds, mortgage securities, interests in limited partnerships, cash equivalents and real estate.

    The following table sets forth the change in projected benefit obligation and the change in plan assets for the solely administered plans allocated as described in Note 1 of the Notes to Combined Financial Statements under "Allocation of Employee Benefits":

	December 30, 2000	January 1, 2000
	(In millions)
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$16	$16
Service cost	1	1
Interest cost	1	1
Actuarial gains	—	(1)
Benefits paid	(1)	(1)

Projected benefit obligation at end of year	$17	$16

Change in plan assets
Fair value of assets at beginning of year	$25	$21
Actual return on plan assets	—	5
Employer contributions	—	—
Benefits paid	(1)	(1)

Fair Value of assets at end of year	$24	$25

    The funded status and the amounts recognized on the accompanying balance sheets for the solely administered plans are set forth in the following table:

	December 30, 2000	January 1, 2000
(In millions)
Funded status	$7	$8
Unrecognized actuarial gain	(7)	(8)
Unrecognized prior services cost	—	—
Unrecognized net (asset) obligation	—	—

Net (accrued) prepaid benefit cost	$—	$—

Amounts recognized on the balance sheets consist of:
Prepaid pension cost	$—	$—
Accrued pension liability	—	—

Net amount recognized	$—	$—

    The Timber Company's share of the net periodic pension cost for solely administered pension plans included the following:

	Year ended
	January 1, 2000	December 30, 2000	December 31, 1998
	(In millions)
Service cost of benefits earned	$1	$1	$1
Interest cost on projected benefit obligation	1	1	1
Expected return on plan assets	(2)	(2)	(2)

Net periodic pension cost	$—	$—	$—

    The following assumptions were used:

	Year ended
	December 30, 2000	January 1, 2000	December 31, 1998
	(In millions)
Discount rate used to determine the projected benefit obligation	7.5%	7.5%	6.5%
Rate of increase in future compensation levels used to determine the projected benefit obligation	5.6%	5.7%	5.6%
Expected long-term rate of return on plan assets used to determine net periodic pension cost	9.5%	9.5%	9.5%

    DEFINED CONTRIBUTION PLANS. Georgia-Pacific sponsors several defined contribution plans to provide eligible employees with additional income upon retirement. Georgia-Pacific's contributions to the plans are based on employee contributions and compensation. The allocated portion of Georgia-Pacific's contributions related to The Timber Company totaled $1 million each in 2000, 1999 and 1998.

    HEALTH CARE AND LIFE INSURANCE BENEFITS. Georgia-Pacific provides certain health care and life insurance benefits to eligible retired employees. Salaried participants generally become eligible for retiree health care benefits after reaching age 55 with 10 years of service or after reaching age 65. Benefits, eligibility and cost-sharing provisions for hourly employees vary by location and/or bargaining unit. Generally, the medical plans pay a stated percentage of most medical expenses, reduced for any deductible and payments made by government programs and other group coverage. The plans are funded through a trust established for the payment of active and retiree benefits. Georgia-Pacific contributes to the trust in the amounts necessary to fund current obligations of the plans.

    In 1991, Georgia-Pacific began transferring its share of the cost of post-age 65 health care benefits to future salaried retirees. It is currently anticipated that Georgia-Pacific will continue to reduce the percentage of the cost of post-age 65 benefits that it will pay on behalf of salaried employees who retire in each of the years 1995 through 1999 and that Georgia-Pacific will continue to share the pre-age 65 cost with future salaried retirees but will no longer pay any of the post-age 65 cost for salaried employees who retire after 1999.

    The following tables set forth the change in projected benefit obligation and the amounts recognized on the accompanying balance sheets:

	December 30, 2000	January 1, 2000
	(In millions)
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$1	$1
Actuarial losses	—	—

Projected benefit obligations at end of year	$1	$1

	December 30, 2000	January 1, 2000
	(In millions)
Funded status	$(1)	$(1)
Unrecognized actuarial losses	—	—
Unrecognized prior service cost	—	—
Unrecognized net obligation	—	—

Net accrued benefit cost	$(1)	$(1)

Amounts recognized on the balance sheets consist of:
Prepaid benefit cost	$—	$—
Accrued benefit liability	(1)	(1)

Net amount recognized	(1)	(1)

    The Timber Company's net periodic postretirement benefit cost consists of service cost of benefits earned, interest cost on accumulated postretirement benefit obligation and amortization of gains and losses. Total net periodic postretirement benefit costs were $133,594 as of December 30, 2000, $74,123 as of January 1, 2000 and $91,849 as of December 31, 1998.

    For measuring the expected postretirement benefit obligation for 2000, Georgia-Pacific assumed separate annual rates of increase in the per capital claims costs for its pre-age 65 and 65 and older claims of 7.5% and 10.0% respectively. An annual rate of increase in per capita claims cost of 7% and 8% was assumed for 1999 and 1998, respectively, for measuring the expected postretirement benefit obligation. The rates were assumed to decrease gradually to 5.5% in 2006 and remain at that level thereafter. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7% at December 30, 2000, 7% at January 1, 2000 and 6% at December 31, 1998.

    If the annual health care cost trend rate were increased by 1%, the accumulated postretirement benefit obligation would have increased by 10% as of December 30, 2000, 13% as of January 1, 2000, and 10% as of December 31, 1998. The effect of this change on the aggregate of service and interest costs would be an increase of 15% for 2000, 13% for 1999, and 10% for 1998.

    If the annual health care cost trend rate were decreased by 1%, the accumulated postretirement benefit obligation would have decreased by 9% as of December 30, 2000, 11% as of January 1, 2000, and 9% as of December 31, 1998. The effect of this change on the aggregate of service and interest costs would be a decrease of 13% for 2000, 12% for 1999, and 9% for 1998.

NOTE 7. STOCK BASED COMPENSATION

    Georgia-Pacific's authorized capital stock included 250 million shares of Timber Company common stock. In connection with the mergers, Georgia-Pacific transferred the assets and liabilities of The Timber Company to the Subsidiaries and redeemed all of the outstanding shares of Timber Company common stock. In connection with the redemption, each outstanding share of Timber Company common stock was exchanged for a Unit. Holders of the Units received 1.37 shares of Plum Creek stock for each Unit and holders of stock options to purchase Timber Company common stock received equivalent Unit options using the same exchange ratio.

    1997 LONG-TERM INCENTIVE PLANS. Georgia-Pacific reserved 3,800,000 shares of Timber Company common stock for issuance under The Timber Company 1997 Long-Term Incentive Plan ("The Timber Company Plan"). Options covering 1,010,600 shares, 950 shares, and 624,250 shares were granted under The Timber Company Plan on December 17, 1997, January 28, 1999 and January 21, 2000, respectively. These grants have a 10-year term and vest ratably over four and three-year periods.

    EMPLOYEE STOCK PURCHASE PLAN. Georgia-Pacific reserved 1,500,000 shares of Timber Company common stock for issuance under the 2000 Employee Stock Purchase Plan (the "2000 Purchase Plan"), which offers employees the right to subscribe for shares of The Timber Company stock at a subscription price equal to 90% of the lower of the price per share on the first day or the last day of the purchase period. The purchase period for the initial one-year period begins on July 1, 2000 and ends on June 30, 2001. If the 2000 Purchase Plan is extended, the Plan Administrator will set the next purchase period for the plan years of 2001 and 2002. An employee may terminate his or her subscription at any time before he or she pays the full price of the shares subscribed and will receive in cash, the full amount withheld, without interest.

    1995 OUTSIDE DIRECTORS STOCK PLAN. Georgia-Pacific reserved 200,000 shares of Timber Company common stock for issuance under the 1995 Outside Directors Stock Plan (the "Directors Plan"), which provides for the issuance of shares of common stock to nonemployee directors of Georgia-Pacific on a restricted basis. Each nonemployee director was issued 647 and 346 restricted shares of Timber Company common stock in 2000 and 1999, respectively.

    EMPLOYEE STOCK OPTION PLANS. The 1995 Shareholder Value Incentive Plan (the "SVIP") provides for the granting of stock options having a term of either 5 1/2 or 10 years to officers and key employees. Under the amended and restated SVIP, no further grants may be made under the plan. Options having a term of 10 years become exercisable in 9 1/2 years unless certain performance targets tied to Georgia-Pacific's common stock performance are met, in which case the holder could exercise such options after 3, 4 or 5 years from the grant date. Options having a term of 5 1/2 years may be exercised only if such performance targets are met in the third, fourth or fifth year after such grant date. At the time options are exercised, the exercise price is payable in cash or by surrender of shares of common stock already owned by the optionee. All shares were vested as of February 2000.

    The 1994 Employee Stock Option Plan (the "1994 Option Plan") provided for the granting of stock options to certain nonofficer key employees. Under the 1994 Option Plan, Georgia-Pacific issued 146,350 and 75,550 shares of Timber Company common stock in 1999 and 1998, respectively. All remaining options were exercised in February 1999.

    Following the Letter Stock Recapitalization, each outstanding stock option under the SVIP and the 1994 Option Plan was converted into separately exercisable options to acquire a number of shares of Timber Company common stock, each of which equaled the number of shares of Georgia-Pacific common stock outstanding prior to the Letter Stock Recapitalization as specified in the original option. The exercise prices for the resulting Timber Company common stock options were calculated by multiplying the exercise price under the original option from which they were converted by a fraction, the numerator of which was the average of the high and low price of Timber Company common stock on December 17, 1997 and the denominator of which was the sum of such Georgia-Pacific Group and Timber Company common stock prices. This was intended to ensure that the aggregate intrinsic value of the options was preserved and the ratio of the exercise price per option to the market value per share was not reduced. In addition, the vesting provisions and option periods of the original grants remained the same following such conversion.

    Additional information relating to Georgia-Pacific's existing Timber Company employee common stock options is as follows:

TIMBER COMPANY COMMON STOCK OPTIONS

	Year ended December 30, 2000
	Shares	Weighted Average Exercise Price
Options outstanding at January 1, 2000	4,967,650	$22.33
Options granted/converted	624,250	22.50
Options exercised/surrendered	(659,601)	21.56
Options cancelled	(22,600)	22.17

Options outstanding at December 30, 2000	4,909,699	$22.46
Options available for grant at December 30, 2000	2,164,200

Total reserved shares	7,073,899

Options exercisable at December 30, 2000	4,052,772	$22.30
Option prices per share:
Granted/converted	$23
Exercised/surrendered	$21-$25
Cancelled	$21-$25
Options outstanding by exercise price:
$20.95 — $25.13	4,909,699	$22.46
Average remaining life	6.4 years

	Year ended January 1, 2000
	Shares	Weighted Average Exercise Price
Options outstanding at January 1, 1999	5,553,850	$22.26
Options granted/converted	950	22.56
Options exercised/surrendered	(417,150)	21.58
Options cancelled	(170,000)	21.70

Options outstanding at January 1, 2000	4,967,650	$22.33
Options available for grant at January 1, 2000	1,288,450

Total reserved shares	6,256,100

Options exercisable at January 1, 2000	2,972,400	$22.32
Option prices per share:
Granted/converted	$23
Exercised/surrendered	$21-$23
Cancelled	$21-$23
Options outstanding by exercise price:
$20.95 — $25.13	4,967,650	$22.33
Average remaining life	7.0 years

	Year ended December 31, 1998
	Shares	Weighted Average Exercise Price
Options outstanding at January 1, 1998	6,029,600	$22.20
Options granted	—	—
Options exercised/surrendered	(180,400)	21.52
Options cancelled	(295,350)	21.50

Options outstanding at December 31, 1998	5,553,850	$22.26
Options available for grant at December 31, 1998	1,289,400

Total reserved shares	6,843,250

Options exercisable at December 31, 1998	1,503,588	$23.21
Average remaining life of options outstanding	6.3 years
Option prices per share:
Granted	$—
Exercised/surrendered	$17-$23
Cancelled	$17-$25
Outstanding	$21-$25

    OTHER. The Timber Company has elected to continue to account for its participation in stock-based compensation plans of Georgia-Pacific under APB Opinion No. 25 and disclose pro forma effects of the plans on net income and earnings per share as provided by SFAS No. 123. Accordingly, no compensation cost has been recognized for the SVIP, The Timber Company Plan or the 2000 Purchase Plan. Had compensation cost for these plans been determined based on the fair value at the grant dates in 2000, 1999 or 1998 under the plan consistent with the method of SFAS No. 123, the pro forma net income and earnings per share would have been as follows:

	Year ended
	December 30, 2000		January 1, 2000		December 31, 1998
	Net Income	Earnings Per Share	Net Income	Earnings Per Share	Net Income	Earnings Per Share
	(In millions, except per share amounts)
As reported	$162	$1.44	$398	$3.53	$180	$1.60
Pro forma*	159	1.41	392	3.48	173	1.53

*
Represents basic pro forma earnings per share, calculated after giving effect to the mergers (see Note 1 of the Notes to Combined Financial Statements). Pro forma diluted income per share was $1.40 in 2000, $3.44 in 1999 and $1.52 in 1998.

    The fair-value-based method of accounting for stock-based compensation plans under SFAS No. 123 recognizes the value of options granted as compensation cost over the option's vesting period and has not been applied to options granted prior to January 1, 1995. Accordingly, the resulting pro forma compensation cost is not representative of what compensation cost will be in future years.

    Following are the weighted average assumptions used in connection with the Black-Scholes option pricing model to estimate the fair value of options granted in 2000, 1999 and 1998:

	Year ended
	December 30, 2000		January 1, 2000
	Options	ESPP*	Options
Risk-free interest rate	6.7%	6.1%	4.9%
Expected dividend yield	4.4%	4.5%	4.4%
Expected life	10 years	1 year	9 years
Expected volatility	0.38	0.38	0.32
Option forfeiture rate	3%	8.6%	3%

*
Employee Stock Purchase Plan

    The weighted average grant date fair value per share of Timber Company common stock options granted during the year using the Black-Scholes option pricing model was $7.35 and $7.89 for 2000 and 1999, respectively. No options were granted to The Timber Company during 1998. The weighted average grant date fair value per share of shares subscribed under the 2000 Purchase Plan was $4.34 for The Timber Company. The total pro forma compensation cost calculated under SFAS No. 123 was allocated between the Georgia-Pacific Group and The Timber Company based on the number of employees in each group for periods prior to December 17, 1997. Management believes that this method of allocation is equitable and provides a reasonable estimate of the costs attributable to The Timber Company.

NOTE 8. OTHER COMPREHENSIVE INCOME

    In 1998, The Timber Company adopted SFAS No. 130, which establishes standards for reporting and display of comprehensive income and its components. For the years ended December 30, 2000, January 1, 2000 and December 31, 1998, total comprehensive income was $162 million, $398 million and $180 million, respectively. Other comprehensive income was insignificant during 2000, 1999 and 1998.

NOTE 9. COMMITMENTS AND CONTINGENCIES

    The Timber Company is subject to various legal proceedings and claims that arise in the ordinary course of its business. Although the ultimate outcome of these matters and legal proceedings cannot be determined with certainty, based on presently available information, management of Georgia-Pacific believes that the final outcome of such matters and legal proceedings will not have a material adverse effect on the results of operations, liquidity or financial position of The Timber Company.

NOTE 10. RELATED-PARTY TRANSACTIONS

    For all periods in which the separate accompanying combined statements of income are presented, timber has been transferred from Georgia-Pacific's timberlands at prices intended to reflect fair market prices based on prices paid by independent purchasers and sellers for similar kinds of timber.

    During the second quarter of 1998, Georgia-Pacific Group and The Timber Company revised the operating policy, which they had agreed to in 1997, with respect to sales of timber by The Timber Company to Georgia-Pacific Group. This revised policy was implemented on July 1, 1999 and remained in effect through 2000. Under the policy, The Timber Company was required to offer 70% of its projected annual harvest in Southeast Arkansas and Mississippi and 80% of its projected annual harvest in most of its Southern forests to Georgia-Pacific Group, and Georgia-Pacific Group was required to purchase not less than 50% nor more than 70% of the projected annual harvests in Southeast Arkansas and Mississippi, and not less than 60% nor more than 80% of the projected annual harvest in other Southern forest basins. The provisions in the policy were intended to cause prices paid by Georgia-Pacific Group for timber sold by The Timber Company to reflect market prices in particular forests, to allow Georgia-Pacific Group more flexibility in purchasing wood from third parties, and to allow The Timber Company flexibility in the timing of sales of its annual harvest on the open market.

    In 2000, Georgia-Pacific Group and The Timber Company negotiated a new ten-year timber supply agreement which became effective January 1, 2001 and is subject to an automatic ten-year renewal period, unless either party delivers a timely termination notice. This agreement covers four key southern timber basins: Southeast Arkansas, Mississippi, Florida, and Southeast Georgia. Under the agreement, The Timber Company must offer to Georgia-Pacific Group specified percentages of its annual harvest, subject to absolute minimum and maximum limitations in each basin. Georgia-Pacific Group can elect between 36% and 51% of The Timber Company's annual harvest each year in Mississippi, Florida and Southeast Georgia, and between 52% and 65% in Southeast Arkansas. The total annual softwood volume will range from a minimum of 2.7 million tons to a maximum of 4.2 million tons. The prices for such timber will be negotiated at arm's length every six months, and will be set by third party arbitration if the parties cannot agree.

    The Timber Company and Georgia-Pacific Group have also entered into a one year supply agreement for 2001 under which The Timber Company will deliver 42 million board feet of Douglas-fir and Western Hemlock sawtimber to Georgia-Pacific Group's sawmills at Coos Bay and Philomath, Oregon and 13 thousand green tons of pulpwood to the Georgia-Pacific Group Toledo pulp mill. Prices will be based on prevailing market prices.

NOTE 11. UNAUDITED SELECTED QUARTERLY FINANCIAL DATA

	First Quarter		Second Quarter
	2000	1999	2000	1999
	(In Millions, Except Per Share Amounts)
Net Sales	$102	$140	$102	$134
Gross profit (net sales minus cost of sales)	91	116	86	113
Net income	40	46	34	97
Basic earnings per share	0.35	0.41	0.30	0.86
Diluted earnings per share	0.35	0.40	0.30	0.85

	Third Quarter		Fourth Quarter
	2000	1999	2000	1999
	(In Millions, Except Per Share Amounts)
Net sales	$95	$139	$95	$109
Gross profit (net sales minus cost of sales)	79	119	112	104
Net income	32	49	56	206
Basic earnings per share	0.28	0.43	0.50	1.83
Diluted earnings per share	0.28	0.43	0.49	1.81

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Exhibit 99.2
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
THE TIMBER COMPANY COMBINED STATEMENTS OF CASH FLOWS
THE TIMBER COMPANY COMBINED STATEMENTS OF INCOME
THE TIMBER COMPANY COMBINED BALANCE SHEETS
THE TIMBER COMPANY COMBINED STATEMENTS OF PARENT'S EQUITY (DEFICIT)
THE TIMBER COMPANY NOTES TO COMBINED FINANCIAL STATEMENTS
TIMBER COMPANY COMMON STOCK OPTIONS